                                                                    EXHIBIT 13.2
                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549
                                 FORM 10-QSB
[x]                  Quarterly Report Under Section 13 or
                     15(d) of the Securities Exchange Act
                                   of 1934

                 For the quarterly period ended March 31, 1997

[ ] Transition Report Pursuant to 13 or 15(d) of the Securities Exchange Act of 1934

         For the transition period from __________________ to _________________

                      Commission File Number ____________.

                              McDUFFIE BANK & TRUST
       ----------------------------------------------------------------
       (Exact name of small business issuer as specified in its charter)

         GEORGIA                                     58-1786015
         -------                                     ----------
(State or other Jurisdiction of         (I.R.S. Employer Identification Number)
Incorporation or Organization)

                 110 East Hill Street, Thomson, Georgia  30824
                    (Address of Principal Executive Offices)

                    Issuers Telephone Number (706) 595-1600


                                Not Applicable
 --------------------------------------------------------------------------
 (Former Name, Former Address and Former Fiscal Year, if Changed Since Last
                                   Report.)


Check whether the Issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                              YES        NO    X
                                 -------    --------
State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date.

           Class                                 Outstanding at March 31, 1997
-----------------------------                    -----------------------------
Common Stock, $5.00 Par Value                           635,380 shares

Transitional Small Business Disclosure Format:  Yes              No      X
                                                    -----------     ----------

                             MCDUFFIE BANK & TRUST
                                  Form 10-QSB

                                     Index



Part I           FINANCIAL INFORMATION

Item 1.          Financial Statements (Unaudited)

                 Condensed Balance Sheet as of March 31, 1997                                                        1

                 Condensed Statements of Income for the Three Months Ended
                 March 31, 1997 and March 31, 1996                                                                   2

                 Condensed Statements of Cash Flows for the Three Months Ended
                 March 31, 1997 and March 31, 1996                                                                   3

                 Notes to Condensed Financial Statements                                                             4

Item 2.          Management's Discussion and Analysis of Financial Condition and Results
                 of Operations                                                                                      5 - 7


Part II.         OTHER INFORMATION

Item 6.          Exhibits and Reports on Form 8-K                                                                    8

                 SIGNATURES                                                                                          9

                 Index to Exhibits                                                                                  10


                                     PART I
                             FINANCIAL INFORMATION
ITEM 1.  FINANCIAL STATEMENTS
                             MCDUFFIE BANK & TRUST

                            CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 MARCH 31, 1997
                                 (In Thousands)

<Captiion>

ASSETS
Cash and non-interest bearing balances due from banks
                                                                                           $  1,542
Interest bearing deposits in other depository institutions                                      100
Investment securities available-for-sale                                                     12,327
Federal funds sold                                                                            2,150
Loans, net of unearned income and allowance for loan losses                                  18,658
Bank premises and fixed assets                                                                1,465
Accrued interest receivable                                                                     336
Deferred tax benefit, net of valuation allowance                                                322
Other assets                                                                                    524
                                                                                           --------
          TOTAL ASSETS                                                                     $ 37,424
                                                                                           ========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
    Demand deposits                                                                        $  3,696
    Savings deposits                                                                          8,505
    Time deposits                                                                            17,862
                                                                                           -------
         Total deposits                                                                      30,063

    Other liabilities                                                                           320
                                                                                           --------

         TOTAL LIABILITIES                                                                   30,383

STOCKHOLDERS' EQUITY:
Common stock, par value $5.00; 10,000,000 shares authorized,
635,380 shares issued and outstanding                                                         3,177

Additional paid-in capital                                                                    3,178

Retained earnings                                                                               768

Unrealized loss on securities available-for-sale, net of tax                                    (82)
                                                                                           --------
         Total stockholders' equity                                                           7,041
                                                                                           --------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $ 37,424
                                                                                           ========





See notes to condensed financial statements.

                             MCDUFFIE BANK & TRUST

                         CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)
                    (In Thousands, Except Per Share Amounts)


                                                                               Three Months Ended March 31,
                                                                               ----------------------------
                                                                                 1997              1996
                                                                               ----------       -----------

INTEREST INCOME:
Interest and fees on loans                                                    $  505           $ 546
Interest on balances with depository institutions                                  3               4
Interest on investment securities:
    Obligations of U.S. Government agencies                                      169             139
    U.S. Treasury securities                                                       3              26
    Other securities                                                              23              23
    Interest on Federal funds sold                                                 8              34
                                                                              ------           -----
             TOTAL INTEREST INCOME                                               711             772
                                                                              ------           -----

INTEREST EXPENSE:
Interest on time deposits of $100,000 or more                                     62              73
Interest on other deposits
                                                                                 226             280
Interest on Federal funds purchased                                                2              -
                                                                              ------           -----
             TOTAL INTEREST EXPENSE                                              290             353
                                                                              ------           -----

             NET INTEREST INCOME                                                 421             419

PROVISION FOR LOAN LOSSES                                                          7              42
             NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES              ------           -----
                                                                                 414             377
                                                                              ------           -----

NONINTEREST INCOME:
Service charge on deposit accounts                                                55              57
Other income                                                                      13              15
Loss on sale of investment securities                                             (4)             -
                                                                              ------           -----
                                                                                  64              72
                                                                              ------           -----

NONINTEREST EXPENSE:
Salaries and employment benefits                                                 185             179
Premises and equipment                                                            39              42
Other                                                                            125             119
                                                                              ------           -----
                                                                                 349             340
                                                                              ------           -----

INCOME BEFORE INCOME TAXES
                                                                                 129             109

Income tax expense                                                                35              33
                                                                              ------           -----

NET INCOME                                                                    $   94           $  76
                                                                              ======           =====

NET INCOME PER SHARE OF COMMON STOCK                                          $ 0.15           $0.12
                                                                              ======           =====





See notes to condensed financial statements.

                            MCDUFFIE BANK & TRUST

                      CONDENSED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)
                                (In Thousands)


                                                                                       Three Months Ended March 31,
                                                                                       ----------------------------
                                                                                      1997                    1996
                                                                                -----------------       ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                      $    94                $       76
    Adjustments to reconcile net income to net cash provided by operating activities
         Depreciation and amortization                                                   19                        28
         Gain on sale of ORE                                                              2                         -
         Gain (loss) on securities                                                       (4)                       69
         Net increase (decrease) in provision for loan loss                              (4)                       42
         Net decrease in unearned discount                                               (1)                       (1)
         Net decrease in other real estate owned                                         79                         -
         Net decrease in accrued interest receivable                                     70                        33
         Net (increase) decrease in deferred tax benefit                                (35)                       23
         Net (increase) decrease in other assets                                        (37)                        2
         Net increase in other liabilities                                               81                        65
                                                                                    -------                ----------
             NET CASH PROVIDED BY OPERATING ACTIVITIES                                  264                       337
                                                                                    -------                ----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Net (increase) decrease in commercial and agricultural loans                      1,716                    (1,407)
    Net (increase) decrease in consumer loans                                          (252)                      267
    Capital expenditures                                                                (44)                       -
    Net (increase) decrease in investment securities                                    219                    (1,196)
                                                                                    -------                ----------
             NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                      1,639                    (2,336)
                                                                                    -------                ----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in demand deposits                                          600                      (222)
    Net decrease in savings deposits                                                   (639)                   (4,442)
    Net increase (decrease) in time deposits                                           (553)                    1,184
    Cash dividend paid                                                                 (127)                      (64)
                                                                                    -------                ----------
             NET CASH USED IN FINANCING ACTIVITIES                                     (719)                   (3,544)
                                                                                    -------                ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  1,184                    (5,543)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                      2,608                     8,788
                                                                                    -------                ----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                          $ 3,792                $    3,245
                                                                                    =======                ==========







See notes to condensed financial statements.

                             MCDUFFIE BANK & TRUST

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                                 MARCH 31, 1997



NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements for McDuffie Bank & Trust (the "Bank") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the appropriate instructions for Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statement presentation. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1997 are not necessarily indicative of trends or results to be expected for the year ending December 31, 1997. These condensed financial statements should be read in conjunction with the Bank's audited financial statements and notes thereto included in the Bank's annual report for the year ended December 31, 1996.

NOTE 2 - SUBSEQUENT EVENTS

On April 28, 1997, the shareholders of the Bank duly approved (512,793 shares in favor, 18,705 shares against) a plan of corporate reorganization (the "Reorganization") under which the Bank will become a wholly-owned subsidiary of a newly- formed bank holding company, Pinnacle Bancshares, Inc. (the "Company"), which has been organized at the direction of the Bank. Pursuant to the Reorganization, the Company will offer 635,380 shares of its $.001 par value common stock in exchange for all the outstanding common stock of the Bank.

The Company will have no assets prior to consummation of the Reorganization into a bank holding company structure other than all of the common stock of Pinnacle Interim Corp. ("Interim") and $50 initial capital. The Bank has caused Interim to be organized, the sole purpose of which is to effect the Reorganization. Prior to the consummation of the Reorganization, Interim will have no assets other than $50 received from the sale of 100% of its shares of common stock to the Company. The Reorganization is to be accomplished by merging Interim with the Bank under the Bank's charter and with the title of McDuffie Bank & Trust. Upon the effective date of the Reorganization, each outstanding share of common stock of the Bank will be exchanged for one share of common stock of the Company. As a result, the shareholders of the Bank will become shareholders of the Company and the Bank will become a wholly-owned subsidiary of the Company. Upon the effective date of the Reorganization, the officers and directors of the Bank will become the officers and directors of the Company, and the business currently carried on by the Bank will continue as a wholly-owned subsidiary of the Company.

The Reorganization will be accounted for in a manner similar to the pooling method of accounting as described in APB Opinion No. 16, "Accounting for Business Combinations" as it is a transaction between companies under common control. Under this method, all assets and liabilities will be carried forward at their historical cost basis.

Consummation of the Reorganization is conditioned upon the receipt of any required regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance.

                             MCDUFFIE BANK & TRUST

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                             RESULTS OF OPERATIONS

OVERVIEW
The Bank's net income was $94,000 for the first quarter of 1997, an increase of $18,000 (23.7%) compared to net income of $76,000 for the first quarter of 1996. Earnings per share were $0.15 for the first quarter of 1997 compared to $0.12 for the first quarter of 1996, an increase of 25%. Total assets decreased from December 31, 1996 by $602,000 (15.8%).

For the first quarter, the increase in net income resulted primarily from an increase in net interest income after provision for loan losses of $37,000 (9.8%). Non-interest income decreased $8,000 (11.1%) and non-interest expense increased $9,000 (2.6%) from the first quarter 1996. Income tax expense increased $3,000 (9.1%) from the first quarter 1996.

The return on average assets for the Bank was .99% (annualized) for the first quarter of 1997, compared to .76% (annualized) for the same period last year. The return on average equity for the first quarter of 1997 was 5.31% (annualized) compared to 4.38% (annualized) for the same period last year.

Further discussion of significant items affecting net income are discussed in detail below.

NET INTEREST INCOME
Net interest income is the difference between the interest and fees earned on loans, securities, and other interest- bearing assets (interest income) and the interest paid on deposits and borrowed funds (interest expense). Higher net interest income is a result of the relationship between the interest-earning assets and the interest-bearing liabilities.

Net interest income increased $2,000 (0.48%) during the first quarter over the comparable period in 1996. Net interest income for the first quarter annualized is comparable to the year ended December 31, 1996.

INTEREST INCOME
Interest income decreased $61,000 (7.9%) for the first quarter of 1997 from the comparable quarter in 1996. Interest income on loans decreased $41,000 (7.5%) and interest income on investment securities decreased $19,000 (8.56%) for the first quarter of 1997 from the comparable quarter in 1996.

INTEREST EXPENSE
Interest expense was $290,000 for the first quarter, a decrease of $63,000 (17.8%) from the comparable quarter in 1996. The decrease is the result of the allowing for a decline in interest-bearing accounts to manage the net interest margin because of moderate loan demand.

NON-INTEREST INCOME
Non-interest income for the first quarter decreased $8,000 (11.1%) from the comparable quarter in 1996 as a result of decreased deposit account charges because of the decline in interest-bearing accounts. Non-interest income also includes a loss of $4,000 realized on the sale of an investment security.

NON-INTEREST EXPENSE
Non-interest expense totaled $349,000 for the first quarter, an increase of $9,000 (2.6%) from the comparable quarter in 1996, primarily as a result of increased salary and benefits expense of $6,000 (3.3%) and an increase in other operating expenses.

INCOME TAXES
Income taxes in the first quarter of 1997 totaled $35,000, an increase of $2,000 (6.1%) above the first quarter of 1996, primarily as a result of increased income before income tax.

                            MCDUFFIE BANK & TRUST

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

                         REVIEW OF FINANCIAL CONDITION

OVERVIEW
Management continuously monitors the financial condition of the Bank in order to protect depositors, increase retained earnings and protect current and future earnings. Further discussion of significant items affecting the Bank's financial condition are discussed in detail below.

ASSET QUALITY
A major key to long-term earnings growth is the maintenance of a high-quality loan portfolio. The Bank's directive in this regard is carried out through its policies and procedures for extending credit to the Bank's customers. The goal and result of these policies and procedures is to provide a sound basis for new credit extensions and an early recognition of problem assets to allow the most flexibility in their timely deposition.

Non-performing assets were $605,000 at March 31, 1997, compared to $659,000 at December 31, 1996. The composition of non-performing assets for each date is shown below.

                                                                  March 31,            December 31,
                                                                    1997                 1996
                                                                 -----------         --------------
         Non-accrual loans
                                                                   $153,000             $143,000
         OREO, net of valuation allowance                           452,000              516,000
                                                                   --------             --------

                                                                   $605,000             $659,000
                                                                   ========             ========


Reduction of non-performing assets continues to be a management priority.

Loans past due 90 days or more and still accruing decreased from $7,000 to $4,000 from the period December 31, 1996 to March 31, 1997, a 43% reduction. Based upon information available, management believes that the value of collateral securing each loan is sufficient to cover principal and interest.

Additions to the allowance for loan losses are made periodically to maintain the allowance at an appropriate level based upon management's analysis of potential risk in the loan portfolio. The amount of the loan loss provision is determined by an evaluation of the level of loans outstanding, the level of non-performing loans, historical loan loss experience, delinquency trends, the amount of actual losses charged to the reserve in a given period, and assessment of present and anticipated economic conditions. A provision for losses in the amount of $7,000 was charged to expense for the first quarter ended March 31, 1997. At March 31, 1997, the ratio of allowance for loan losses to the total loans was 4.53%. At December 31, 1996, the ratio was 4.23%. Management considers the current allowance for loan losses appropriate based upon its analysis of the potential risk in the portfolio, although there can be no assurance that the assumptions underlying such analysis will continue to be correct.

LIQUIDITY AND CAPITAL RESOURCES
Liquidity is the ability of an organization to meet its financial commitments and obligations on a timely basis. These commitments and obligations include credit needs of customers, withdrawals by depositors, and payment of operating expenses and dividends. The Bank does not anticipate any events which would require liquidity beyond that which is available through deposit growth, federal funds balances, or investment portfolio maturities. The Bank actively manages the levels, types and maturities of earning assets in relation to the sources available to fund current and future needs to ensure that adequate funding will be available at all times.

The Bank's liquidity remains adequate to meet operating and loan funding requirements. The loan to deposit ratio at March 31, 1997 was 61.4%, a decrease of 6.4% from December 31, 1996.

                             MCDUFFIE BANK & TRUST

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)


Management is committed to maintaining capital at a level sufficient to protect depositors, provide for reasonable growth, and fully comply with all regulatory requirements. Management's strategy to achieve this goal is to retain sufficient earnings while providing a reasonable return on equity. Federal banking regulations establish certain capital adequacy standards required to be maintained by banks. These regulations set minimum requirements for risk-based capital of 4% for core capital ("Tier I"), 8% for total risk-based capital and 3% for the leverage ratio. At March 31, 1997, the Bank's Tier I capital was 28.6% and total risk-based capital was 31.6%, compared to 32.1% and 30.8% at year-ended December 31 1996, respectively. At March 31, the Bank's leverage ratio was 16.9% compared to 17.4% at December 31, 1996.

The Bank does not have any commitments which it believes would reduce its capital to levels inconsistent with the regulatory requirements of a "well capitalized" financial institution.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Bank may, from time to time, make written or oral forward-looking statements, including statements contained in the Bank's filings with the Securities and Exchange Commission (the "Commission") and its reports to stockholders. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Bank's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, on deposit levels, loan demand, loan collateral values, securities portfolio values and interest rate risk management; the effects of competition in the banking business from other commercial banks, savings and loan associations, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in the Bank's market area and elsewhere, including institutions operating through the Internet; changes in government regulations relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans, and other factors. The Bank cautions that such factors are not exclusive. The Bank does not undertake to update any forward-looking statements that may be made from time to time by, or on behalf of, the Bank.

                                    PART II
                               OTHER INFORMATION



ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K



             (a)     Exhibit 27.1 - Financial Data Schedule (for SEC use only).



             (b) No reports on Form 8-K were filed during the quarter ended March 31, 1997.

                                   SIGNATURES



In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                            MCDUFFIE BANK & TRUST





                                     By:    /s/  Heyward Horton, Jr.
                                          -----------------------------------
                                          Heyward Horton, Jr.
                                          President and Chief Executive Officer
                                          (principal executive officer)





    August 10, 1997                  By:      /s/  J. Harold Ward, Jr.
--------------------------                -----------------------------------
Date                                      J. Harold Ward, Jr.
                                          Senior Vice President,
                                          Chief Financial Officer
                                          (principal financial and accounting
                                          officer)

                                                        INDEX TO EXHIBITS


Exhibit Number                             Description                                           Sequential Page Number
      27.1                                 Financial Data Schedule (for SEC use only).                   11 - 14